Exhibit 3.1.40

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

JENNIFER LOOMIS & ASSOCIATES, INC.

(an Arizona corporation)

Pursuant to the Arizona Business Corporation Act §10-1007, Jennifer Loomis & Associates, Inc., an Arizona corporation (the “Corporation”) does hereby certify as follows:

1. The name of the Corporation is: Jennifer Loomis & Associates, Inc.

2. The Amended and Restated Articles of Incorporation of the Corporation are hereby amended so as henceforth to read as set forth in the Amended and Restated Articles of Incorporation annexed hereto as Exhibit A and made a part hereof.

3. The Amended and Restated Articles of Incorporation contains amendments to the Articles of Incorporation of the Corporation requiring shareholder approval.

4. The Amended and Restated Articles of Incorporation does not provide for an exchange, reclassification or cancellation of issued shares.

5. The Amended and Restated Articles of Incorporation were adopted by the Board of Directors and sole shareholder on April 14, 2008.

6. There was only one voting group of shareholders entitled to vote on the said amendment and restatement. he number of shares outstanding at the time of the adoption of the amendment was 500 shares of Common Stock. The total number of shares entitled to vote thereon was 500 shares of Common Stock.

The number of shares voting for and against such amendment is as follows:

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
-500 -	-0-

The undersigned hereby affirms that the facts stated above are true and correct and has executed this Amended and Restated Articles of Incorporation this 28th day of April, 2008.

JENNIFER LOOMIS & ASSOCIATES, INC.

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Secretary

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

JENNIFER LOOMIS & ASSOCIATES, INC.

Article First

The name of the corporation (hereinafter called the “Corporation”) is Jennifer Loomis & Associates, Inc.

Article Second

The Corporation was formed to engage in any lawful business as provided by the Arizona Revised Statutes.

Article Third

The number of shares which the Corporation is authorized to issue is 1,000,000, all of which shall be voting common stock with a par value of $1.00.

Article Fourth

The registered agent’s name is: C T Corporation System.

The address, including street and number for the registered agent’s office in the State of Arizona is: 2394 E. Camelback Road, Phoenix, Arizona 85016.

Article Fifth

The number of directors to constitute the board of directors shall be three.

Article Sixth

To the fullest extent permitted by the Arizona Revised Statutes, as the same exists or may hereafter be amended, the Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

Article Seventh

To the fullest extent permitted by the Arizona Revised Statutes, as the same exists or may hereafter be amended, a director or the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or the Corporation occurring prior to such repeal, amendment or modification.